UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 1, 2018
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	PG&E Corporation	☐
Emerging growth company	Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 8.01	Other Events

Federal Energy Regulatory Commission (“FERC”) Transmission Owner (“TO”) Rate Case for 2019 (“TO20”)

On October 1, 2018, Pacific Gas and Electric Company (the “Utility”), a subsidiary of PG&E Corporation, filed a rate case requesting that FERC approve a proposed “formula rate” (the “formula rate”) for the costs associated with the Utility’s electric transmission facilities.  The formula rate would replace the “stated rate” methodology that the Utility used in its previous TO rate case filings.  If approved, the formula rate methodology would still include an authorized revenue requirement and rate base for a given test year, and it would also provide for an annual update of the following year’s revenue requirement and rates in accordance with the terms of the FERC-approved formula.  The formula rate methodology includes a true-up mechanism that reconciles the difference between the actual costs incurred and the revenue collected through rates that were in effect during the prior period.

In its filing, the Utility also proposes rates resulting from the formula rate.  The Utility forecasts a 2019 electric transmission revenue requirement of $1.96 billion, compared to the requested revenue requirement for 2018 of $1.79 billion (a subsequent reduction to $1.66 billion was identified as a result of the 2017 Tax Cuts and Jobs Act) in the Utility’s TO rate case for 2018 (“TO19”).  Compared to the as-filed TO19 revenue requirement of $1.79 billion, the average increase in transmission rates from TO19 to TO20 is approximately 9.5 percent.  (On September 21, 2018, the Utility filed a settlement with FERC in connection with TO19.  As part of the settlement, the TO19 revenue requirement will be set at 98.85 percent of the revenue requirement for 2017 (“TO18”) that will be determined in the TO18 final decision.  The Utility does not expect a final decision in the TO18 rate case until mid- to late 2019.)

The estimated weighted average network transmission rate base for 2019 is approximately $8 billion. The Utility would recover its annual transmission cost of service, including a proposed return on equity (“ROE”) of 12.50 percent (which includes an incentive component of 50 basis points for the Utility’s continuing participation in the California Independent System Operator Corporation (“CAISO”)), an increase from the ROE of 10.75 percent (also including a 50 basis point CAISO incentive adder) requested in its TO19 rate case. In the TO20 filing, the Utility forecasts capital expenditures of approximately $1.1 billion and $0.7 billion for 2018 and 2019, respectively, for assets to be placed in service before the end of 2019. Including projects to be placed in service beyond 2019, the Utility forecasts total electric transmission capital expenditures of $1.4 billion in 2018 and $1.4 billion in 2019.

The increase to the ROE that the Utility proposes in its filing is due to California specific circumstances impacting the Utility’s cost of capital, namely, the impact of extreme weather and climate-driven natural disasters, including the catastrophic wildfires that occurred in California in 2017, and California’s inverse condemnation doctrine.  The Utility is implementing additional operational measures to further mitigate the increasing risk of wildfires; however, the frequency and severity of extreme weather, the prolonged drought and tree mortality crisis, and the State’s continued application of inverse condemnation to investor-owned utilities threaten the Utility’s ability to attract and maintain the capital necessary to adequately support the needs of its system.  These risks are described in detail in the testimony submitted by the Utility concurrently with its filing.

The Utility requested that FERC accept its formula rate filing to become effective on December 1, 2018 and suspend the use of the new rates until January 1, 2019, to facilitate a calendar year true-up period corresponding to the Utility’s FERC Form 1 reporting.  (FERC Form 1 is a FERC annual regulatory requirement for electric utilities.)  As a result, under the Utility’s formula rate, the rates in effect from TO19 would continue to be used until January 1, 2019.  FERC may decide to suspend the TO20 rates for a longer period of time, up to a maximum of five months from the effective date.  If FERC adopts the maximum five-month suspension, TO20 rates would go into effect on May 1, 2019.  In the event of a delay in the effectiveness date of TO20 rates, the first true-up mechanism would be applied to the period beginning on the effectiveness date through the end of 2019.

The Utility cannot predict the timing and outcome of FERC’s response.  Following FERC’s acceptance of the Utility’s formula rate request, the Utility expects to file an annual update to its TO tariff on or before December 1 of each year beginning in 2019, for rates and charges to become effective January 1 of the following year, consistent with the formula rate.

For additional information about the TO18 and TO19 rate cases, see PG&E Corporation and the Utility’s annual report on Form 10-K for the year ended December 31, 2017 and their quarterly reports for the quarters ended March 31, 2018 and June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Dated: October 1, 2018	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: October 1, 2018	By:	/s/ DAVID S. THOMASON
DAVID S. THOMASON
Vice President, Chief Financial Officer and Controller